Exhibit 10.4
SEVERANCE PROTECTION AGREEMENT
     SEVERANCE PROTECTION AGREEMENT dated February 25, 2008 by and between Northfield Laboratories Inc., a Delaware corporation (the “Company”), and                                         (the “Executive”), and is amended and restated solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) effective as of this 25th day of February, 2008.
     The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company exists and that the threat or occurrence of a Change in Control may result in the distraction of its key management personnel because of the uncertainties inherent in such a situation.
     The Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of the Executive in the event of the threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security.
     In order to induce the Executive to remain in the employ of the Company, particularly in the event of the threat or occurrence of a Change in Control, the Company desires to enter into this Agreement to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.
     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
     Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
     “Board” means the Board of Directors of the Company.
     “Cause” for the termination of the Executive’s employment with the Company will be deemed to exist if the Executive is convicted of any felony or the Executive fails to comply in all material respects with any material term of the Proprietary Information and Inventions Agreement dated as of December 5, 2005 between the Company and the Executive, which conduct or failure is materially injurious to the Company, monetarily or otherwise.
     “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8- K, as in effect as of the original date of this Agreement, promulgated pursuant to Section 13 or 15(d) of the Securities Exchange Act, whether or not the Company is then subject to the reporting requirements of the Securities Exchange Act; provided that, without limitation, such a change in control will be deemed to have occurred if:
     (a) there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets;

     (b) the stockholders of the Company approve any plan or proposal of liquidation or dissolution of the Company;
     (c) there is consummated any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation, or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have, directly or indirectly, at least an 80% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger;
     (d) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities ordinarily having the right to vote for the election of directors; provided that no change in control will be deemed to occur as a result of any acquisition of voting securities directly from the Company (or as a result of the exercise, conversion or exchange of any securities acquired directly from the Company) if the transaction pursuant to which such voting securities or exercisable, convertible or exchangeable securities are issued is approved by vote of at least three-quarters of the directors comprising the Incumbent Board (as defined below); or
     (e) individuals who, as of the original date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided that any individual becoming a director subsequent to the original date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board will be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; provided further that, notwithstanding the foregoing, an individual whose initial assumption of office as a director is in connection with any actual or threatened “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated under the Securities Exchange Act) by any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act) other than the Incumbent Board will not be considered as a member of the Incumbent Board for purposes of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” means Northfield Laboratories Inc., a Delaware corporation, and includes its Successors.
     “Continuation Period” has the meaning set forth in Section 3.1(b)(iii).
     “Disability” means the Executive’s incapacity due to physical or mental illness or accident such that the Executive is absent from his duties for the Company on a full-time basis for the entire period of six consecutive months or for 270 days in any 365-day period.

     “Good Reason” for the Executive’s termination of employment with the Company will be deemed to exist if, within 24 months after the occurrence of a Change in Control one of the following events occurs without the Executive’s consent and the event is not cured by the Company subject to the rules below:
     (a) the Executive is reassigned to a position of lesser rank or status whereby the Executive’s duties or authorities are materially inconsistent with his position immediately before the reassignment;
     (b) there is a material change in the geographic location at which the Executive must perform services; or
     (c) the Executive’s annual base salary is materially reduced.
     The Executive shall not be deemed to have terminated for Good Reason unless (i) within 45 days of the initial condition giving rise to Good Reason, the Executive provides the Company with written notice of such condition, (ii) the Company does not cure the condition within 30 days following receipt of such notice to cure the condition, and (iii) such 30 day cure period expires within 24 months after the Change in Control. If the Company does not cure such condition within the 30 day period, then the Executive’s Termination Date shall be the first day after the 30 day cure period expires.
     “Notice of Termination” means a written notice from the Company of the termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     “Person” has the meaning as used in Section 13(d) or 14(d) of the Securities Exchange Act and will include any “group” as such term is used in such sections.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.
     “Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, (b) in the case of the termination of the Executive’s employment with the Company by the Executive for Good Reason, the first day after the Company’s 30 day cure period expires (referenced above under “Good Reason”), and (c) in all other cases, the date specified in the Notice of Termination; provided that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination will be at least 30 days after the date the Notice of Termination is given to the Executive.
     Section 2. Term of Agreement. This Agreement will commence as of October 4, 2002 and will continue in effect until September 30, 2004; provided that commencing on September 30, 2004 and on each September 30 thereafter, the term of this Agreement will automatically be extended for one year unless either the Company or the Executive gives written notice to the other at least 90 days prior to such date that the term of this Agreement will not be so extended. Notwithstanding any such notice by the Company, the term of this Agreement will in any case not expire prior to the expiration of 24 months after the occurrence of a Change in Control.
     Section 3. Termination of Employment.
     3.1 If, during the term of this Agreement, the Executive’s employment with the Company is terminated within 24 months following a Change in Control, the Executive will be entitled to the following compensation and benefits:
     (a) If the Executive’s employment with the Company is terminated (i) by the Company for Cause or Disability, (ii) by reason of the Executive’s death or (iii) by the Executive other than for Good Reason, the Company will pay to the Executive all compensation, including all accrued vacation pay, earned by the Executive through and including the Termination Date;
     (b) If the Executive’s employment with the Company is terminated for any reason other than as specified in Section 3.1(a), the Executive will be entitled to the following:
     (i) the Company will pay the Executive all compensation, including all accrued vacation pay, earned by the Executive through and including the Termination Date;
     (ii) the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to one time the average of the Executive’s annual base salary for the Company’s two most recently completed fiscal years preceding the Termination Date;
     (iii) for a period of 12 months (the “Continuation Period”), the Company will at its expense continue on behalf of the Executive and the Executive’s dependents and beneficiaries the medical, dental and hospitalization benefits provided (A) to the Executive at any time during the 180-day period prior to the Change in Control or at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1(b)(iii) during the Continuation Period will be no less favorable to the Executive and the Executive’s dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (A) and (B) above. The Company’s obligation hereunder with respect to the foregoing benefits will be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.1(b) will not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s medical, dental and hospitalization plans, programs or practices following the Executive’s termination of employment; and
     (iv) all stock options issued by the Company to the Executive will become fully vested and the Executive will be permitted to exercise such stock options at any time during the remaining exercise period applicable to such stock options (without giving effect to any requirement that such stock options be exercised within a specified period following the termination of the Executive’s employment with the Company).
     (c) The amount provided for in Section 3.1(a) will be paid in a single lump sum cash payment within fourteen days after the Termination Date. The amount provided for in Section 3.1(b)(i) may be paid within fourteen days after the Termination Date or, if the Company determines, with the amount provided for in Section 3.1(b)(ii), which will be paid in a single lump sum cash payment by the Company within fourteen days after the Executive executes and does not revoke a general release, in the form provided by the Company, of all claims relating to the Executive’s employment with the Company and the termination of such employment. The release shall be furnished to the Executive on or as soon as practical following the Termination Date, but in no event later than the latest date that will insure that any revocation period provided for in the release will expire no later than fourteen days before the applicable short-term deferral deadline provided in Section 15. If the Executive fails to execute the release within a reasonable period of time (21 days, at a minimum, for an individual termination) or revokes the signed release, the Company’s obligations under Sections 3.1(b)(ii)-(iv) shall terminate and no severance benefits shall be payable. In no event shall failure to execute a release or revocation of such release impact the amount payable under Section 3.1(b)(i).
     (d) The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as specifically provided in Section 3.1(b)(iii).
     3.2 Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment with the Company is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (a) was at the request of a Person who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effects a Change in Control or (b) otherwise occurred in connection with, or in anticipation of, a Change in Control which subsequently occurs, then for all purposes of this Agreement, the date of such Change in Control with respect to the Executive will mean the date immediately prior to the date of such termination of the Executive’s employment.
     3.3 The severance pay and benefits provided for in this Section 3 will be in lieu of any other severance or termination pay to which the Executive may be entitled under any

Company severance or termination plan, program, practice or arrangement. The Executive’s entitlement to any other compensation or benefits will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.
     Section 4. Notice of Termination. Following a Change in Control, any purported termination of the Executive’s employment by the Company will be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination will be effective without such Notice of Termination.
     Section 5. Successors; Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.
     Section 6. Fees and Expenses. The Company will pay as they become due all legal fees and related expenses (including the costs of experts) incurred by the Executive as a result of the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits. In no event shall payment of such expenses be made later than December 31 of the calendar year following the calendar year in which the expense was incurred.
     Section 7. Notices. All notices, demands and other communications provided for in the Agreement, including the Notice of Termination, will be in writing and will be deemed to have been duly given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Company and the Executive at the addresses indicated below:

If to the Company:	Northfield Laboratories Inc. 1560 Sherman Avenue Suite 1000 Evanston, Illinois 60201-4800 Attention: Corporate Secretary

If to the Executive:
or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

     Section 8. Nonexclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company will be payable in accordance with such plan or program, except as specifically modified by this Agreement.
     Section 9. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any circumstances, including any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
     Section 10. No Change in Employment Relationship. This Agreement and the rights granted to the Executive hereunder are not intended to (a) provide Executive with any severance or other rights prior to the occurrence of a Change in Control or (b) provide the Executive with any right of continuing employment with the Company or otherwise modify the “at will” employment relationship between the Company and the Executive.
     Section 11. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     Section 12. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
     Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     Section 14. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement will be brought and maintained in a court of competent jurisdiction in Cook County in the State of Illinois.
     Section 15. Compliance with Section 409A. It is the intention of the Company and Executive that the provisions of this Agreement comply with Section 409A and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A. Any mention of “termination” of Executive’s employment contained herein refers to a separation from service as determined pursuant to Treasury Regulation Section 1.409A-1(h). Further, any payments (other than those under Section 6) required hereunder shall in no event be paid later than the 15th day of the third month following the later of (A) the end of the Company’s fiscal year in which the Termination Date occurs, or (B) the end of the calendar year in which the Termination Date occurs.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

NORTHFIELD LABORATORIES INC.

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